Calculation of Filing Fee Tables
S-3
MIDDLESEX WATER CO
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	1	Equity	Common Stock	415(a)(6)	712,353		$ 59,326,818.00			S-3	333-266482	08/03/2022	$ 6,518.07
			Total Offering Amounts:				$ 59,326,818.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	Calculated in accordance with Rule 415(a)(6) under the Securities Act of 1933, as amended. The Registrant filed a Registration Statement on Form S-3 (File No. 333-266482) on August 3, 2022 (the "2022 Registration Statement") which registered an aggregate of 911,201 shares of Common Stock pursuant to prospectus supplements filed on August 8, 2022 and July 25, 2023 (such shares, the "Previously Registered Shares"). As of the date hereof, 712,353 of the Previously Registered Shares remain unsold. Estimated solely for the purpose of calculating the registration fee when the Previously Registered Securities were initially registered. Such estimate has been computed in accordance with Rule 457(c) under the Securities Act based on the averages of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq Global Select Market on and August 1, 2022 and July 24, 2023.